Exhibit 10.26
MANAGEMENT CONTINUITY AGREEMENT
THIS AGREEMENT is dated as of this ___ day of [MONTH], 2024 between [NAME] ("Executive") and Enpro Inc., a North Carolina corporation (the "Company").

WHEREAS, Executive and the Company previously entered into a Management Continuity Agreement effective as of [DATE] (the “Original Agreement”), which currently governs the treatment of Executive in the event that there is, or is threatened, a change in control of the Company; and

WHEREAS, the Company continues to recognize that the uncertainty and questions which may arise among key management in connection with the possibility of a change in control may result in the departure or distraction of key management personnel to the detriment of the Company and its shareholders; and

WHEREAS, the Company desires to enter into the Agreement with Executive to clarify the protection that would be provided to Executive in the event of a change in control of the Company as set forth in this Agreement, which shall supersede and replace in its entirety the Original Agreement, in order to induce Executive to remain in the employ of the Company notwithstanding any risks and uncertainties created by the possibility of a change in control of the Company;

WITNESSETH:

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties agree as follows:

1.    Term. The "Term" of this Agreement shall mean the period commencing on the Effective Date and ending twenty-four (24) months after such date; provided, however, that commencing on the date twenty-four (24) months after the Effective Date, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), the Term shall be automatically extended for one additional year, unless at least ninety (90) days prior to the Renewal Date the Company shall give notice to the Executive that the Term shall not be so extended.

2.    Period of Employment. Executive's "Period of Employment" shall commence on the date on which a Change in Control occurs during the Term and shall end on the date that is twenty-four (24) months after the date on which such Change in Control occurs (subject to the provisions of Section 20 below pursuant to which the Period of Employment may be deemed to have commenced prior to the date of a Change in Control in certain circumstances).

3.    Certain Definitions. For purposes of this Agreement:

"Annual Performance Plan” means the EnPro Industries, Inc. Senior Executive Annual Performance Plan (or any successor plan).

"Board" shall mean the Board of Directors of the Company.

"Cause" shall mean Executive's termination of employment with the Company due to (A) the willful and continued failure by Executive to substantially perform Executive's duties with the Company, which failure causes material and demonstrable injury to the Company (other than any such failure resulting from Executive's incapacity due to physical or mental illness), after a demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties, and after Executive has been given a period (hereinafter known as the "Cure Period") of at least thirty (30) days to correct Executive's performance, (B) the willful engaging by Executive in other gross misconduct materially and demonstrably injurious to the Company, (C) conviction of a felony or a misdemeanor involving moral turpitude, (D) Executive’s willful receipt of an improper personal benefit that demonstrably injures the Company, (E) Executive’s willful and material violation of the Company’s written policies after being provided written notice of such violation and a Cure Period of at least thirty (30) days, and (F) failure to resign as an officer or director position following Notice of Termination. For purposes hereof, no act, or failure to act, on Executive's part shall be considered "willful" unless conclusively demonstrated to have been done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interests of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board Executive was guilty of conduct set forth above in clauses (A) and (E) (including the expiration of the Cure Period without the correction of Executive's performance), or clauses (B) or (D) above and specifying the particulars thereof in detail.

"Change in Control" shall mean:

(i)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (other than by exercise of a conversion privilege), (B) any acquisition by the Company or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (D) any acquisition by any company with respect to which, following such acquisition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, solely in their capacity as shareholders of the Company, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

(ii)    individuals who, as of the Effective Date constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent

Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest;

(iii)    consummation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, solely in their capacity as shareholders of the Company, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(iv)    consummation of (A) a complete liquidation or dissolution of the Company or (B) a sale or other disposition of all or substantially all of the assets of the Company, other than to a company, with respect to which following such sale or other disposition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities, solely in their capacity as shareholders of the Company, who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

Notwithstanding the foregoing, if it is determined that a payment hereunder is subject to the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, the Company will not be deemed to have undergone a Change in Control unless the Company is deemed to have undergone a “change in control event” pursuant to the definition of such term in Section 409A, to the extent necessary for such payment to comply with the requirements of Section 409A.

"Date of Termination" is as defined in Section 8 below.

“Effective Date” means the date of execution of this Agreement.

"Equity Compensation Plan” means the EnPro Industries, Inc. 2020 Equity Compensation Plan (or any successor plan).

"Good Reason" shall mean (i) without Executive's express written consent, (A) a material diminution in Executive’s authority, duties or responsibilities; (B) a material diminution in the authority, duties or responsibilities of the supervisor to whom Executive reports, (C) a material diminution in the budget over which the Executive has authority; (D) a material diminution of Executive’s base salary; (E) a material change in the annual or long-term incentive plan in which Executive currently participates such that Executive's opportunity to earn incentive compensation is materially impaired; (F) a material reduction, in the aggregate, of the benefit plans and programs in which Executive participates; (G) a substantial and material increase in Executive's obligation to travel on the Company's business over Executive's present business travel obligations; (H) a material change in the geographic location at which Executive provides services to the Company, provided that such change shall be more than fifty (50) miles from such location; (I) the material breach of this Agreement by the Company; (J) the failure of the Company to obtain the assumption of and the agreement to perform this Agreement by any successor as contemplated in Section 11 hereof; or (K) any purported termination of Executive's employment during the Period of Employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7 hereof, provided that (ii) Executive provides notice to the Company of the existence of such condition within ninety (90) days of the condition first occurring, (iii) the Company has been provided a period of thirty (30) days to cure the condition and (iv) Executive terminates his or her employment within two (2) years following the initial existence of such condition.

"Incapacity Discharge" means Executive's termination of employment with the Company if, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from Executive's duties with the Company on a full-time basis for one-hundred twenty (120) consecutive business days, and within thirty (30) days after a written Notice of Termination is given, Executive shall not have returned to the full-time performance of Executive's duties.

"Notice of Termination" is as defined in Section 7 below.

“Original Agreement” is as defined in the introductory paragraphs to this Agreement.

"Payment Period" shall mean the twenty-four (24) month period immediately following Executive’s Date of Termination.

“Performance Shares” means equity awards granted under the Equity Compensation Plan that become earned based on achievement of performance goals over a performance period which is greater than one (1) year.

“Target Incentive Amount” is a value determined by multiplying (i) Executive’s annualized total gross base salary for a calendar year by (ii) the incentive target percentage applicable to Executive under the Annual Performance Plan for the same calendar year.

4.    Compensation During Period of Employment. For so long during Executive's Period of Employment as Executive is an employee of the Company, the Company shall be obligated to compensate Executive as follows:

(a)    Executive shall continue to receive Executive's full base salary at the rate in effect immediately prior to the Change in Control.

(b)    Executive shall continue to participate in all benefit and compensation plans (including but not limited to the Equity Compensation Plan and the Annual Performance Plan, as well as any deferred compensation plan, 401(k) plan, savings plan, flexible benefits plan, life insurance plan, health and accident plan or disability plan of the Company) in which Executive participated immediately prior to the Change in Control, or in plans providing substantially similar benefits, in either case upon terms and conditions and at levels comparable to those provided to Executive under the plans in which Executive was participating immediately prior to the Change in Control;

(c)    Executive shall continue to receive fringe benefits, perquisites, and similar arrangements that are substantially similar to those that Executive was entitled to receive immediately prior to the Change in Control; and

(d)    Executive shall continue to receive annually the number of paid vacation days and holidays Executive was entitled to receive immediately prior to the Change in Control.

5.    Compensation Upon Termination of Employment. The following provisions set forth the benefits that may become payable to Executive upon termination of employment with the Company during the Period of Employment in accordance with, and subject to, the provisions of Sections 5(g), 6 and 20 below:

(a)    A lump sum payment in an amount equal to the sum of the following:

(i) any base salary that is earned but unpaid as of the Date of Termination; and

(ii) a pro rata portion of Executive’s Target Incentive Amount under the Annual Performance Plan for the calendar year in which the Date of Termination occurs (based on the number of calendar days in such calendar year completed through the Date of Termination).

Any amounts payable under Section 5(a)(ii) above shall be offset dollar-for-dollar by any pro rata payments otherwise provided for under the Annual Performance Plan.

(b)    In lieu of any salary payments that Executive would have received if Executive had continued in the employment of the Company during the Payment Period, the Company shall pay to Executive a lump sum payment in an amount equal to one-twelfth of Executive's annualized base salary in effect immediately prior to the Date of Termination, multiplied by the number of months in the Payment Period.

(c)    In lieu of any further awards under the Annual Performance Plan that Executive would have received if Executive had continued in the employment of the Company during the Payment Period, the Company shall pay to Executive a lump sum in an amount equal to the number of months in the Payment Period multiplied by the greatest of one-twelfth of: (A) the amount most recently paid to Executive for a full calendar year under the Annual Performance Plan; (B) Executive's Target Incentive Amount under the Annual Performance Plan for the calendar year in which his or her Date of Termination occurs; or (C) Executive's Target Incentive Amount under the Annual Performance Plan in effect prior to the Change in Control for the calendar year in which the Change in Control occurs.

(d)    A lump sum payment in an amount equal to (i) the number of months in the Payment Period multiplied by (ii) the monthly premiums payable by Executive for coverage for Executive and Executive’s eligible dependents under the Company’s group medical and dental plans in which Executive participates immediately prior to the Date of Termination (without regard to whether Executive elects to receive continuation coverage under those plans after the Date of Termination), such amount to be increased for any applicable income or payroll taxes (but not excise taxes) payable by Executive on such amount (assuming maximum marginal income tax rates).

(e)    The vesting of any outstanding awards under the Equity Compensation Plan, including any outstanding Performance Shares, will be determined according to the terms and provisions of the Equity Compensation Plan and applicable award agreement, provided that such vesting treatment shall, at a minimum, provide for prorated vesting of Performance Shares based on the greater of (i) achievement of the performance goals at their “target” level, and (ii) achievement of the performance goals at their actual level, determined as of the Company’s fiscal quarter end immediately preceding the Change in Control.

(f)    In no event shall any amount payable to Executive described in this Section 5 be considered compensation or earnings under any pension, savings or other retirement plan of the Company.

(g)    Except for the payment of earned but unpaid base salary pursuant to Section 5(a)(i) above, all payments provided under Sections 5(a)-(d) are conditioned upon and subject to Executive’s execution of a general waiver and release of all claims against the Company, its affiliates, and each of their officers, directors, employees and agents (except for claims arising under the Company’s benefit plans or from the continuing obligation of the Company to indemnify Executive), such release becoming effective no more than thirty (30) days following the Executive’s Date of Termination. Such payments will commence as soon as practicable after the release becomes effective, and in no event later than sixty (60) days following the Executive’s Date of Termination, provided that if the 30-day period spans two calendar years, to the extent necessary to comply with Section 409A, the payments will commence in the second calendar year. Base salary payable pursuant to Section 5(a)(i) shall be paid no later than the fifth business day following the Date of Termination.

6.    Termination.

(a)    Termination Without Compensation. If Executive's employment is terminated for any of the following reasons, Executive shall not be entitled by virtue of this Agreement to any of the benefits provided in the foregoing Section 5:

(i) If, prior to the commencement of the Period of Employment, Executive's employment with the Company is terminated at any time for any reason, including without limitation due to (A) Executive's death, (B) an Incapacity Discharge, (C) a termination initiated by the Company with or without Cause or (D) a termination initiated by Executive with or without Good Reason, subject, however, to the provisions of Section 20 below.

(ii) If Executive's employment with the Company is terminated during the Period of Employment with Cause.

(iii) If Executive voluntarily terminates employment with the Company during the Period of Employment without Good Reason.

(b)    Termination with Compensation. If Executive's employment is terminated for any of the following reasons, Executive shall be entitled by virtue of this Agreement to the benefits provided in the foregoing Section 5 as follows:

(i) If, during the Period of Employment, the Company discharges Executive other than for Cause, Executive shall receive all of the benefits and payments provided in Section 5.

(ii) Executive may terminate his or her employment with the Company at any time during the Period of Employment for Good Reason ("Good Reason Termination") and shall receive all of the benefits and payments provided in Section 5.

(iii) If, during the Period of Employment, the Company discharges Executive due to an Incapacity Discharge when Executive has cause to terminate his or her employment as a Good Reason Termination (whether or not Executive has provided Notice of Termination to the Company pursuant to Section 7), Executive shall receive all of the benefits and payments provided in Section 5.

(iv) If Executive dies while employed by the Company during the Period of Employment while having cause to terminate Executive’s employment as a Good Reason Termination (whether or not Executive has provided Notice of Termination to the Company pursuant to Section 7), Executive's beneficiary or beneficiaries named on Exhibit 1 to this Agreement (or Executive's estate if Executive has not named a beneficiary) shall be entitled to receive those payments provided under Sections 5(a)-(c) of this Agreement in addition to any benefits that such beneficiaries would be entitled under any other plan, program or policy of the Company as a result of Executive's employment with the Company.

(v) Executive may become eligible for the benefits and payments under Section 5 for termination of employment prior to a Change in Control in accordance with, and subject to, the provisions of Section 20 below.

7.    Notice of Termination. Any termination of Executive's employment by the Company or any termination by Executive as a Good Reason Termination shall be communicated by written notice to the other party hereto. For purposes of this Agreement, such notice shall be referred to as a "Notice of Termination." Such notice shall, to the extent applicable, set forth the specific reason for termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

8.    Date of Termination. "Date of Termination" shall mean:

(a)    If Executive terminates Executive's employment as a Good Reason Termination, the date specified in the Notice of Termination, but in no event more than sixty (60) days after Notice of Termination is given.

(b)    If Executive's employment is terminated with Cause, the date on which a Notice of Termination is given, except that the Date of Termination shall not be any date prior to the date on which the Cure Period expires without the correction of Executive's performance (if applicable).

(c)    If Executive's employment pursuant to this Agreement is terminated following absence due to physical incapacity as an Incapacity Discharge, then the Date of Termination shall be thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the performance of Executive's duties on a full-time basis during such thirty (30) day period).

(d)    A termination of employment by either the Company or by Executive shall not affect any rights Executive or Executive's surviving spouse or beneficiaries may have pursuant to any other agreement or plan of the Company providing benefits to Executive, except as provided in such agreement or plan.

9.     Adjustments to Payments.

(a)    Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to Executive or for Executive's benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Payments")) would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Internal Revenue Code of 1986, as amended (the "Code")), or any interest or penalty is incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the "Excise Tax"), then the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if Executive received all of the Payments. The Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination.

(b)    All determinations required to be made under this Section 9, including whether and when an adjustment to any Payments is required and, if applicable, which Payments are to be so adjusted, shall be made by PricewaterhouseCoopers LLC (or their successors) (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and to Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

10.    No Obligation to Mitigate Damages, No Effect on Other Contractual Rights. Except as provided under the Company’s Dodd-Frank Clawback Policy or otherwise required by Section 10D of the Securities Exchange Act of 1934 and the rules, regulations, and listing standards related thereto, Executive shall not be required to refund the amount of any payment or employee benefit provided for or otherwise mitigate damages under this Agreement by seeking or accepting other employment or otherwise, nor shall the amount of any payment required to be made under this Agreement be reduced by any compensation earned by Executive as the result of any employment by another employer after the date of termination of Executive's employment with the Company, or otherwise.

The provisions of the Agreement, and any payment or benefit provided for hereunder shall not reduce any amount otherwise payable, or in any way diminish Executive's existing rights, or rights which would occur solely as a result of the passage of time, under any other agreement, contract, plan or arrangement with the Company.

11.    Successors and Binding Agreement.

(a)    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, to assume and agree to perform this Agreement.

(b)    This Agreement shall be binding upon the Company and any successor of or to the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed the “Company" for the purposes of this Agreement), but shall not otherwise be assignable by the Company.

(c)    This Agreement shall inure to the benefit of and be enforceable by Executive and Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to Executive pursuant to Sections 5 and 6 hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

12.    Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed either by (i) United States registered mail, return receipt requested, postage prepaid, or (ii) by using a designated delivery service authorized pursuant to 26 U.S.C. § 7502(f)(2), addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing, except that notices of change of address shall be effective only upon receipt.

13.    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of North Carolina, without giving effect to the principles of conflict of laws of such State.

14.    Miscellaneous. No provisions of this Agreement may be modified, waived or discharged, and this Agreement may not be terminated before the end of the Term, unless such waiver, modification, discharge or termination is agreed to in a writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either party which is not set forth expressly in this Agreement.

15.    Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

17.    Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

18.    Nonassignability. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 11 above. Without limiting the foregoing, Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and in the event of any attempted assignment or transfer contrary to this Section 18 the Company shall have no liability to pay any amounts so attempted to be assigned or transferred.

19.    Legal Fees and Expenses. If a Change in Control shall have occurred, thereafter the Company shall pay and be solely responsible for any and all attorneys' and related fees and expenses incurred by Executive to successfully (in whole or in part and whether by modification of the Company's position, agreement, compromise, settlement, or administrative or judicial determination) enforce this Agreement or any provision hereof or as a result of the Company or any Shareholder of the Company contesting the validity or enforceability of this Agreement or any provision hereof. To this end, the Company irrevocably waives its right to object to any application for fees made by Executive pursuant to N.C. Gen. Stat. § 95.22(e), and agrees that Executive shall be entitled to such award from the court. Notwithstanding the provisions of this Section 19 to the contrary, in no event shall any payments made to Executive under this Section 19 be made for expenses incurred by Executive following the end of the second calendar year following the calendar year in which Executive’s Date of Termination occurs, provided that the period during which reimbursement for such expenses may be made may extend to the end of the third calendar year in which Executive’s Date of Termination occurs.

20.    Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on Executive's part or on the part of the Company to have Executive remain in the employment of the Company prior to the commencement of the Period of Employment.

21.    Right of Setoff. Except as provided in Section 10 above, there shall be no right of setoff or counterclaim against, or delay in, any payment by the Company to Executive or Executive's designated beneficiary or beneficiaries provided for in this Agreement in respect of any claim against Executive or any debt or obligation owed by Executive, whether arising hereunder or otherwise.

22.    Rights to Other Benefits. The existence of the Agreement and Executive's rights hereunder shall be in addition to, and not in lieu of, Executive's rights under any other of the Company's compensation and benefit plans and programs, and under any other contract or agreement between Executive and the Company.

23.    Prior Agreements. This Agreement supersedes and replaces any and all prior agreements and understandings between the Company and the Executive with respect to the subject matter hereof. Any such prior agreements and understandings are no longer in force or effect. Provided, however, that nothing in this Agreement shall affect the enforceability of any noncompetition, nonsolicitation, confidentiality or similar agreement executed by Executive, which agreements shall remain in full force and effect. This Agreement supersedes and replaces the Original Agreement in its entirety.

24.    Compliance with Section 409A of the Internal Revenue Code. Any payments under this Agreement that are deemed to be deferred compensation subject to the requirements of Section 409A are intended to comply with the requirements of Section 409A. To this end and notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s termination of employment with the Company, (i) the Company’s securities are publicly traded on an established securities market; (ii) Executive is a “specified employee” (as defined in Section 409A); and (iii) the deferral of the commencement of any payments or benefits otherwise payable pursuant to this Agreement as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of such payments (without any reduction in amount ultimately paid or provided to Executive) that are not paid within the short-term deferral rule under Section 409A (and any regulations thereunder) or within the “involuntary separation” exemption of Treasury Regulation § 1.409A-1(b)(9)(iii). Such deferral shall last until the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A). Any amounts the payment of which are so deferred shall be paid in a lump sum payment within ten (10) days after the end of such deferral period. If Executive dies during the deferral period prior to the payment of any deferred amount, then the unpaid deferred amount shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of Executive’s death. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Compensation otherwise payable upon Executive’s termination of employment shall be paid only at the time of a termination of Executive’s employment that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

ENPRO INC.

By:
Name: [NAME]
Title: [TITLE]

[NAME]

EXHIBIT 1
BENEFICIARY DESIGNATION
I hereby designate the following person(s) as a beneficiary for the purposes of Section 6(b)(iv) to the extent of the percentage interest listed next to their name:

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NAME PERCENTAGE INTEREST
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TOTAL (CANNOT EXCEED 100%)
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